                                                                     EXHIBIT 3.2




                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                JCM PARTNERS, LLC

                     (A DELAWARE LIMITED LIABILITY COMPANY)

                                TABLE OF CONTENTS

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 ARTICLE 1      DEFINITIONS....................................................................................1

 ARTICLE 2      THE COMPANY....................................................................................9

         2.1.   FORMATION......................................................................................9

         2.2.   COMPANY NAME..................................................................................10

         2.3.   THE CERTIFICATE...............................................................................10

         2.4.   PRINCIPAL PLACE OF BUSINESS...................................................................10

         2.5.   REGISTERED OFFICE AND REGISTERED AGENT........................................................10

         2.6.   PURPOSES......................................................................................10

         2.7.   POWERS........................................................................................10

         2.8.   EFFECTIVENESS OF THIS AGREEMENT...............................................................11

 ARTICLE 3      CLASSES OF UNITS; ADMISSIONS OF MEMBERS; CAPITALIZATION.......................................11

         3.1.   CLASSES OF UNITS..............................................................................11

         3.2.   MEMBERS.......................................................................................12

         3.3.   CAPITAL ACCOUNTS..............................................................................13

         3.4.   TRANSFER OF CAPITAL ACCOUNTS..................................................................14

         3.5.   TAX MATTERS PARTNER...........................................................................14

 ARTICLE 4      ALLOCATIONS...................................................................................15

         4.1.   ALLOCATION PROCEDURES.........................................................................15

         4.2.   ALLOCATIONS OF PROFITS AND LOSSES.............................................................15

         4.3.   SPECIAL ALLOCATIONS...........................................................................15

         4.4.   TAX ALLOCATIONS AND OTHER MATTERS.............................................................17

 ARTICLE 5      DISTRIBUTIONS, REDEMPTIONS AND PUT OPTION.....................................................18

         5.1.   DISTRIBUTIONS OF CASH GENERALLY...............................................................18

         5.2.   DISTRIBUTIONS IN LIQUIDATION OF PREFERRED UNITS...............................................18

         5.3.   MANDATORY DISTRIBUTIONS TO COMMON UNIT HOLDERS................................................20

         5.4.   DISTRIBUTIONS RELATING TO LIQUIDATION EVENTS..................................................21

         5.5.   PRIORITY......................................................................................21

         5.6.   WITHHOLDING...................................................................................21

         5.7.   DISTRIBUTION LIMITATION.......................................................................22

         5.8.   COMMON UNIT HOLDER PUT OPTION.................................................................22

 ARTICLE 6      MEMBERS.......................................................................................23
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                               TABLE OF CONTENTS
                                  (CONTINUED)


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         6.1.   LIMITED LIABILITY.............................................................................23

         6.2.   VOTING RIGHTS OF MEMBERS; AUTHORITY OF BOARD OF MANAGERS......................................23

 ARTICLE 7      MANAGERS AND OFFICERS.........................................................................25

         7.1.   GENERAL POWERS OF MANAGERS....................................................................25

         7.2.   NUMBER AND TERM OF OFFICE OF MANAGERS.........................................................26

         7.3.   OFFICERS......................................................................................26

 ARTICLE 8      LIMITATIONS ON LIABILITY AND INDEMNIFICATION..................................................26

 ARTICLE 9      TRANSFERS OF INTERESTS; ADMISSION OF NEW MEMBERS..............................................27

         9.1.   TRANSFERS GENERALLY...........................................................................27

         9.2.   REGISTRATION AND TRANSFER OF MEMBERSHIP INTERESTS.............................................27

         9.3.   RESTRICTIONS ON TRANSFERS.....................................................................29

         9.4.   ADMISSION OF SUBSTITUTED MEMBER...............................................................29

         9.5.   LENDER OWNERSHIP LIMIT........................................................................30

 ARTICLE 10     DISSOLUTION AND TERMINATION...................................................................31

         10.1.  EVENTS OF DISSOLUTION.........................................................................31

         10.2.  APPLICATION OF ASSETS.........................................................................32

         10.3.  GAIN OR LOSSES IN PROCESS OF LIQUIDATION......................................................32

         10.4.  PROCEDURAL AND OTHER MATTERS..................................................................32

 ARTICLE 11     APPOINTMENT OF ATTORNEY-IN-FACT...............................................................32

         11.1.  APPOINTMENT AND POWERS........................................................................32

         11.2.  PRESUMPTION OF AUTHORITY......................................................................33

 ARTICLE 12     MISCELLANEOUS PROVISIONS......................................................................33

         12.1.  NOTICES.......................................................................................33

         12.2.  WORD MEANINGS.................................................................................33

         12.3.  BINDING PROVISIONS............................................................................34

         12.4.  AMENDMENT, MODIFICATION, AND INTERPRETATION...................................................34

         12.5.  WAIVER........................................................................................34

         12.6.  APPLICABLE LAW................................................................................34

         12.7.  SEVERABILITY OF PROVISIONS....................................................................34

         12.8.  HEADINGS......................................................................................34

         12.9.  FURTHER ASSURANCES............................................................................34

         12.10. COUNTERPARTS..................................................................................35
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                               TABLE OF CONTENTS
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         12.11. ENTIRE AGREEMENT..............................................................................35

         12.12. ARBITRATION...................................................................................35
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
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                JCM PARTNERS, LLC
                     (a Delaware limited liability company)


         This Limited Liability Company Agreement (this "AGREEMENT") of JCM Partners, LLC, a Delaware limited liability company (the "COMPANY"), dated as of the Effective Date and as amended on September 13, 2000, is entered into by and among those Persons who shall become the initial Members of the Company pursuant to the terms of the Order (the "INITIAL MEMBERS") and those Persons who hereafter become Members pursuant to the terms of this Agreement.

         In consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings set forth above in the preamble or referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Article 1 or in the preamble to this Agreement in the singular have the same meanings when used in the plural and vice versa.

         1.1. "ACT" means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, Sections 18-101 et seq., as amended from time to time.

         1.2. "ADDITIONAL MEMBER" means a Person admitted to the Company as a Member pursuant to Section 3.2(b) and Section 3.2(c) and who is shown as such on the books and records of the Company.

         1.3. "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Member, the negative balance, if any, in such Member's Capital Account as of the end of any relevant Fiscal Year, determined after giving effect to the following adjustments:

              (a) Credit to such Capital Account any portion of such negative balance which such Member is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

              (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

     1.4. "AFFILIATE" means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or interests of such Person; (c) any officer, director, member, manager, trustee, or partner of such Person or of any Person specified in (a) or (b) above; and (d) any Person in which any officer, director, member, manager, trustee, or partner of any Person specified in (c) above is an officer, director, member, manager, trustee, or partner.

         1.5. "AGREEMENT" means this Limited Liability Company Agreement of the Company, as may be amended, restated, supplemented or otherwise modified from time to time as herein provided.

         1.6. "APPRAISALS" shall have the meaning ascribed thereto in Section 5.8(c)(1).

         1.7. "ASSIGNEE" means a Person to whom one or more Membership Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application to the Company as required by this Agreement, but who has not been admitted as a Substitute Member.

         1.8. "BOARD OF MANAGERS" means the board on which all of the Company's Managers sit, in their capacities as Managers.

         1.9. "BOOK GAIN" or "BOOK LOSS" means the gain or loss recognized by the Company for Code Section 704(b) book purposes in any Fiscal Year by reason of any sale or disposition with respect to any of the assets of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such property or assets as of the date of such sale or disposition, rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

         1.10. "BOOK VALUE"ERROR! BOOKMARK NOT DEFINED. means, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

              (a) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the Board of Managers; provided, however, that the initial Book Values of the Real Properties contributed to the Company on the Effective Date pursuant to the Order shall be the appraised value set forth in the Disclosure Statement to the Amended Plan of Reorganization that was approved as part of the Order, and the initial Book Value of all other Properties contributed to the Company on the Effective Date shall be an amount reasonably determined by the Board of Managers ("INITIAL BOOK VALUES").

              (b) If the Board of Managers reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Book Values of all Company assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Board of Managers, as of the time of the following events:

                  (1) A Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for a Membership Interest; or

                  (2) The distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the repurchase of a Membership Interest; or

                  (3) The liquidation of the Company within the meaning of
Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

              (c) The Book Value of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the Board of Managers as of the date of distribution; and

              (d) The Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent the Board of Managers reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

         At all times, Book Value shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Profit and Loss.

         1.11. "BYLAWS" means the bylaws of the Company attached hereto as Exhibit A, as amended from time to time by the Board of Managers, governing various aspects of the operation of the Company and the rights and obligations of its Members, Board of Managers, officers and other agents. The Bylaws shall be deemed to be a part of this Agreement. All provisions of the Bylaws not inconsistent with law or this Agreement shall be valid and binding.

         1.12. "CAPITAL ACCOUNT" shall have the meaning ascribed thereto in
Section 3.3 of this Agreement.

         1.13. "CAPITAL CONTRIBUTIONS" means the total amount of cash and the Book Value of other property contributed to the Company on the Effective Date pursuant to the Contribution Agreements and any such additional contributions, if any, made thereafter pursuant to the terms of this Agreement.

         1.14. "CAPITAL TRANSACTIONS" means any Sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any one of the Real Properties.

         1.15. "CASH" or "CASH" means, with respect to a payment or distribution to be made pursuant to this Agreement, cash, check or cash equivalents.

         1.16. "CASH FROM OPERATIONS" means the gross cash proceeds from Company operations (including Sales of Property, other than Real Properties, in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, Guaranteed Payments, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Board of Managers. Cash From Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established. Cash from Operations shall not include any Cash From Sales.

         1.17. "CASH FROM SALES" means net cash proceeds from all Capital Transactions, net proceeds received from litigation or compromise of claims in excess of One Hundred Thousand Dollars ($100,000) and net refinancing proceeds of Real Property debt less any portion thereof used to pay Guaranteed Payments and establish reserves, all as reasonably determined by the Board of Managers. Cash From Sales shall include all principal and interest payments with respect to any note or obligation received by the Company in connection with Sales and other dispositions of Real Properties.

         1.18. "CERTIFICATE" means the "Certificate of Formation" of the Company in the form attached hereto as Exhibit B, as originally filed with the office of the Secretary of State of the State of Delaware, as amended, restated, supplemented or otherwise modified from time to time as herein provided.

         1.19. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

         1.20. "COMMON UNIT" means a Unit representing a fractional part of the Membership Interests of all Members and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

         1.21. "COMPANY" means the limited liability company heretofore formed and continued hereby in accordance with this Agreement by the parties hereto, as such limited liability company may from time to time be constituted.

         1.22. "CONNOLLY" means John Connolly IV, or any Entity controlled by him.

         1.23. "CONNOLLY UNITS" shall have the meaning ascribed thereto in
Section 3.2(a)(2).

         1.24. "CONSENT" means either the consent given by vote at a duly called and held meeting or the prior written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

         1.25. "CONTRIBUTION AGREEMENTS" means those agreements, including, without limitation, the merger agreements and transfer documents referenced in the Order, pursuant to which the Company is capitalized in accordance therewith. The principal terms of this Agreement and the Contributions Agreements have been approved by the United States Bankruptcy Court in connection with the Order.

         1.26. "CPAS" shall have the meaning ascribed thereto in Section 5.8(c)(2).

         1.27. "DEPRECIATION" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, however, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis,

Depreciation shall be an amount determined under any reasonable method selected by the Board of Managers.

         1.28. "DISTRIBUTION DATE" means the date(s) for distributions to Members as determined by the Board of Managers from time to time.

         1.29. "EFFECTIVE DATE" means June 30, 2000.

         1.30. "ENTITY" means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association.

         1.31. "EXCESS UNITS" shall have the meaning ascribed thereto in Section 9.5(b).

         1.32. "EXERCISE NOTICE" shall have the meaning ascribed thereto in
Section 5.8(a).

         1.33. "EXERCISE PRICE" shall have the meaning ascribed thereto in
Section 5.8(c).

         1.34. "FIRST ANNIVERSARY DATE" means the date that falls on the first anniversary of the Effective Date.

         1.35. "FISCAL YEAR" means the fiscal year of the Company and shall be the same as its taxable year, which shall be the calendar year.

         1.36. "FIFTH ANNIVERSARY DATE" means the date that falls on the fifth anniversary of the Effective Date.

         1.37. "FOURTH ANNIVERSARY DATE" means the date that falls on the fourth anniversary of the Effective Date.

         1.38. "GUARANTEED PAYMENT" means a sum equal to ten percent (10%) per annum, beginning to accrue on the First Anniversary Date, compounded annually, determined on the basis a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Guaranteed Payment is being determined, cumulative to the extent not paid in any given calendar quarter pursuant to Section 5.2(b)(2) hereof, of the average daily balance of the Preferred Unit Holder's Unreturned Capital from time to time during the period to which the Guaranteed Payment relates.

         1.39. "INITIAL MEMBERS" means those Persons receiving Membership Interests in the Company on the Effective Date pursuant to Section 3.2(a).

         1.40. "IRS" means the Internal Revenue Service.

         1.41. "LENDER" shall have the meaning ascribed thereto in Section
9.5(c).

         1.42. "LIQUIDATION PRICE" shall have the meaning ascribed thereto in
Section 5.2(a)(3).

         1.43. "MANAGERS" means those individuals serving on the Board of Managers of the Company, including successor or additional Managers duly elected in accordance with the terms of this Agreement in their capacities as "Managers" of the Company within the meaning of the Act.

         1.44. "MANDATORY DISTRIBUTION AMOUNT" shall have the meaning ascribed thereto in Section 5.3(b).

         1.45. "MEASUREMENT DATE" means March 31, 2001.

         1.46. "MEMBER" means, unless the context otherwise requires, each Initial Member, each Substituted Member, and each Additional Member, or for purpose of Sections 3.3, 3.4 and 3.5 (Capital Accounts and Tax Matters Partner),
Article 4 (Allocations), Article 5 (Distributions), Section 9.5 (Lender Ownership Limits), and the inclusion or exclusion of such section or other sections and appropriate definitions of this Agreement as the Board of Managers may from time to time determine, each Assignee.

         1.47. "MEMBERSHIP INTEREST" means the ownership interest of a Member or Assignee in the Company, which may be evidenced by Common Units or Preferred Units or a combination thereof or interest therein, and includes any and all benefits to which such Member or Assignee is entitled as provided in this Agreement, together with all obligations of such Member or Assignee to comply with the terms and provisions of this Agreement.

         1.48. "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

         1.49. "NONRECOURSE LIABILITIES" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

         1.50. "ORDER" means that certain Order filed on June 2, 2000, with the United States Bankruptcy Court for the Eastern District of California (docketed on June 5, 2000), which confirmed the Amended Joint Plan of Reorganization dated May 9, 2000, in reference to the IRM Corporation jointly administered Cases Nos. 98-32231-A-11, et. seq, and in the Gamma Secured Investments and Gamma Investment Fund, LLC, Cases Nos. 98-33134-A-11 and 98-33135-A-11, respectively.

         1.51. "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         1.52. "PARTNER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

         1.53. "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), with the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company taxable year being determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

         1.54. "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), with the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Company taxable year being determined in accordance with the rules of Treasury Regulations.

         1.55. "PAYMENT DATE" shall have the meaning ascribed thereto in Section 5.2(a)(5).

         1.56. "PERCENTAGE INTEREST" means, with respect to any Member or Assignee as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member or Assignee on such date to the aggregate number of Units held by all Members and Assignees on such date.

         1.57. "PERSON" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context requires.

         1.58. "PREFERRED NOTICE" shall have the meaning ascribed thereto in
Section 5.2(a)(2).

         1.59. "PREFERRED UNIT" means a Unit representing a fractional part of the Membership Interests of all Members and Assignees and having the rights and obligations specified with respect to Preferred Units in this Agreement.

         1.60. "PRICING DATE" shall have the meaning ascribed thereto in Section 5.2(a)(3).

         1.61. "PROFIT" and "LOSS" means, for each Fiscal Year or other period for which allocations to Members are made, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with
Section 703(a) of the Code (provided, that for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

              (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

              (b) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

              (c) Book Gain or Book Loss from a Capital Transaction shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such Capital Transaction;

              (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed as provided in this Agreement; and

              (e) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

         If the Company's taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Profit for such Fiscal Year or other period; and if a negative amount, such amount shall be the Company's Loss for such Fiscal Year or other period.

         1.62. "PROPERTY", individually, and "PROPERTIES" collectively means all the assets contributed to the Company on the Effective Date and which may thereafter be acquired by the Company.

         1.63. "PUT RIGHT" shall have the meaning ascribed thereto in Section
5.8.

         1.64. "PUT RIGHT RECORD DATE" shall have the meaning ascribed thereto in Section 5.8.

         1.65. "REAL PROPERTIES" means those real estate assets contributed to the Company on the Effective Date pursuant to the Contribution Agreements and any additional real properties acquired, directly or indirectly, by the Company after the Effective Date.

         1.66. "REDEMPTION OPTION" shall have the meaning ascribed thereto in
Section 5.2(a)(1).

         1.67. "REDEMPTION PRICE" shall have the meaning ascribed thereto in
Section 9.5(b).

         1.68. "REGULATORY ALLOCATIONS" shall have the meaning ascribed thereto in Section 4.3(i).

         1.69. "SALE" means the sale or other disposition of a Company Property to a third party; provided, however, that this term shall not include the pledge, mortgage or encumbrance of a Real Property, or of any interest therein, in connection with the financing, refinancing or other leveraging of such Real Property or otherwise or any assignment of any leases or rents related to such Real Property.

         1.70. "SECOND ANNIVERSARY DATE" means the date that falls on the second anniversary of the Effective Date.

         1.71. "SEVENTH ANNIVERSARY DATE" means the date that falls on the seventh anniversary of the Effective Date.

         1.72. "SIXTH ANNIVERSARY DATE" means the date that falls on the sixth anniversary of the Effective Date.

         1.73. "SUBSTITUTED MEMBER" means a Person who is admitted as a Member of the Company pursuant to Section 9.4 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company.

         1.74. "TAX BASIS" shall have the meaning ascribed thereto in Section 4.4(b).

         1.75. "TAX MATTERS PARTNER" shall have the meaning ascribed thereto in
Section 3.5.

         1.76. "THIRD ANNIVERSARY DATE" means the date that falls on the third anniversary of the Effective Date.

         1.77. "TRANSFER" (or "TRANSFERRED") means to give, sell, assign, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred a Membership Interest or any interest therein, during life or at death. The word "Transfer," when used as a noun, shall mean any Transfer transaction.

         1.78. "TRANSFER AGENT" means such bank, trust company or other Person, including without limitation, the Company, as shall be appointed from time to time by the Board of Managers to act as registrar and Transfer Agent for the Units.

         1.79. "TRANSFER APPLICATION" means an application and agreement for the transfer of Units, in the form as set forth hereto in Exhibit C, as may be changed, modified, amended, replaced or substituted from time to time as determined by the Board of Managers without the Consent of Members. For purposes of this Agreement, references to Transfer Application shall also include the Transfer Instructions.

         1.80. "TRANSFER INSTRUCTIONS" means instructions for the Transfer of Units, in the form attached hereto as Exhibit D, as may be amended from time to time in the sole discretion of the Board of Managers.

         1.81. "TRANSFEREE" means any Person to whom Units are Transferred by a Member, or successor in interest, for any reason or by any means.

         1.82. "TREASURY REGULATIONS" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

         1.83. "UNIT" means, as the context requires, a Preferred Unit or a Common Unit. The term "UNITS" means the aggregate number of Preferred Units and Common Units held by a Member or Members as the context requires.

         1.84. "UNIT CERTIFICATE" means a certificate substantially in the form of Exhibit E, or in such other form and containing such other terms as may be adopted from time to time by the Board of Managers in its discretion, issued by the Company evidencing ownership of one or more Units.

         1.85. "UNIT HOLDERS" means all Persons who hold Units, shall have the same meaning as the word "Members", and to the extent applicable, all Assignees.

         1.86. "UNRETURNED CAPITAL" of a Preferred Unit Holder means on any date, an amount equal to the excess, if any, of (a) the positive Capital Account balance of such Preferred Unit Holder as of the Measurement Date, over (b) the aggregate distributions to such Preferred Unit Holder pursuant to Sections 5.1,
5.2 and 5.4 hereof, made on or after the Measurement Date.

                                    ARTICLE 2
                                   THE COMPANY

         2.1. Formation. Pursuant to the Order, the Initial Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Act upon the terms and conditions set forth in this Agreement. The rights and liabilities of the Members shall be as provided under the Act, the Certificate, and this Agreement. Pursuant to Section 18-209(b) of the Act, the terms and conditions contained in the Contribution Agreements are deemed approved and the Company is authorized and empowered to execute, perform and consummate the transactions contemplated therein without any further approval or Consent from the Members or the Board of Managers.

         2.2. Company Name. The name of the Company is "JCM Partners, LLC". The business of the Company shall be conducted under such name or such other names as the Board of Managers may from time to time determine.

         2.3. The Certificate. The Chief Executive Officer, and any other Person designated by the Board of Managers, shall be an "authorized person" within the meaning of the Act and is hereby authorized to execute, file and record all such certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

         2.4. Principal Place of Business. The principal place of business of the Company shall be located at 2151 Salvio St., Ste 325, Concord, CA 94520, or at such location as may hereafter be determined by the Board of Managers. The principal business office, as well as the registered office and the registered agent, of the Company may be changed by the Board of Managers from time to time in accordance with the then applicable provisions of the Act and any other applicable laws, as well as the terms and conditions of this Agreement.

         2.5. Registered Office and Registered Agent. The street address of the initial Registered Office of the Company and the Company's Registered Agent shall be as set forth in the Certificate.

         2.6. Purposes. The purposes of the Company are (a) to own, exchange, manage, sell and dispose of the Properties and distribute the excess proceeds therefrom to the Members in an orderly manner to attain appropriate investment potential and return to the Members or reinvest such excess proceeds in any type of investment determined appropriate by the Board of Managers; (b) to invest excess funds in any type of investment; (c) to engage in any other activities relating to, and compatible with, the purposes set forth above; and (d) to take such other actions, or do such other things, as are necessary or appropriate as determined by the Board of Managers to carry out the provisions of this Agreement.

         2.7. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to (a) invest (at any time during the term of the Company) in real property and in other assets which are designed to accomplish the foregoing purposes or in any manner consistent with the Company's investment criteria and objectives, and to distribute the proceeds (to the extent permitted by this Agreement) of any Sales by the Company of Company assets; (b) to exercise all of the powers, duties, rights and responsibilities associated therewith; (c) take any and all actions necessary, convenient or appropriate as the holder of any such interests or positions; (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease, construct, demolish or otherwise dispose of any real property or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company; (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien or encumbrance on any assets of the Company; (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement; (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness; (h) enter into, perform and carry out contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes of the Company; (i) establish reserves for capital expenditures, working capital, debt service taxes, assessments, insurance premiums, repairs, improvements, depreciation, obsolescence and general maintenance of buildings or other property out of the rents, profits or other income received; (j) employ or otherwise engage employees, managers, contractors, advisors and consultants, and pay reasonable compensation for such services, and enter into employee benefit plans of any type; (k) purchase or repurchase Units from any Person for such consideration as the Board of Managers may determine in its sole discretion (whether more or less than the original issuance price of such Unit or the then trading price, if any, of such Unit); (l) enter into rights plans or other plans relating to Units, options or bonuses, and to issue Units, options or warrants thereunder (or other derivatives relating thereto) for any consideration determined by the Board (even if such consideration is less than the market value of such Units); (m) transfer one or more of the Real Properties to one or more single-member limited liability company(ies) which is a disregarded entity for federal income tax purposes and which is wholly-owned by the Company for any purpose reasonably related to the holding of the Real Properties; and (n) do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the other powers and rights conferred upon limited liability companies formed pursuant to the Act.

         2.8. Effectiveness of this Agreement. This Agreement shall govern the operations of the Company and the rights and restrictions applicable to the Members and Assignees, to the extent permitted by law. Pursuant to Section 18-101(7)(a) of the Act: (a) all Initial Members who become Unit Holders pursuant to the Order and all Additional Members who become Unit Holders pursuant to the terms of this Agreement shall be bound by the provisions of this Agreement and shall be admitted as Members at such times as such Persons become Unit Holders of record; (b) each Transferee shall be bound by the provisions of this Agreement and shall be admitted as an Assignee upon full compliance with the transfer provisions of Article 9 of this Agreement; and (c) each such Assignee who is admitted as a Substituted Member in accordance with the terms of this Agreement shall have the rights, duties and obligations of a Member hereunder.

                                    ARTICLE 3
             CLASSES OF UNITS; ADMISSIONS OF MEMBERS; CAPITALIZATION

         3.1. Classes of Units. The Company shall have the authority to issue a total of one hundred and fifty million (150,000,000) Units for all classes, designated as follows: (a) one hundred and twenty-five million (125,000,000) of Common Membership Interest Units ("COMMON UNITS"), and (b) twenty-five million (25,000,000) of Preferred Membership Interest Units ("PREFERRED UNITS"). The Company may create one or more series of Units within each class to track the historical income tax characteristics associated with the Units arising from the Properties contributed to the Company in connection with the Contribution Agreements, and in all other respects, each series of Units within a class shall have the same rights, preferences, and privileges.

              (a) Each Unit shall have the rights and be governed by the provisions set forth in this Agreement and none of such Units shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Company, or give the holders thereof any cumulative voting rights except as specifically set forth in Section 6.2(f). Each Member shall be entitled to one (1) vote for each Unit held by such Member, and except as provided in Section 3.2(c), Section 5.2(b)(4), Section 6.2(b) and Section 12.4, Common Units and Preferred Units shall Consent together as one class and not as two classes in all matters.

              (b) The Board of Managers, without any Consent of any Member being required, may effect a split or reverse split of Units of any class, by adopting a resolution therefor. If the Board of Managers determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such a split or reverse split, the Board of Managers may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by the Act, no approval or Consent of any Member shall be required in connection with the making of any such filing.

              (c) Notwithstanding any other provisions of this Agreement, the Board of Managers may, without the Consent of any Member, amend this Agreement to the extent required to allow the Board of Managers to exercise the powers granted to it by this Section 3.1.

         3.2. Members:

              (a) On the Effective Date, the Company shall issue:

                  (1) Membership Interests to the Initial Members in exchange for the receipt of the Properties identified in the Contribution Agreements. The initial Capital Account for each Initial Member shall be deemed to be equal to the agreed upon value of the Units issued to such Member on the Effective Date. The number of Units of each class and series issued to the Initial Members shall be pursuant to the Order and the Contribution Agreements. Each of the Initial Members shall automatically and without any further act be admitted as Members of the Company on the Effective Date.

                  (2) A profits interest for ten (10) Common Units to Connolly (the "CONNOLLY UNITS"), who shall automatically and without any further act be admitted as a Member of the Company on the Effective Date. The agreed upon value of and the initial Capital Account for such Common Units shall be zero dollars ($0). Notwithstanding anything to the contrary herein, (i) while Connolly is an employee, Manager, or officer of the Company, Connolly shall not Transfer the Connolly Units to any Person, other than the Company, and (ii) the Board of Managers may reduce, in any reasonable manner, the proportionate distributions (whether current or liquidating) otherwise applicable with respect to the Connolly Units to take into account the difference in the per-Unit fair market value of the Common Units held by other Members on the Effective Date and the fair market value of the profits interest Common Units held by Connolly on the Effective Date.

              (b) The Board of Managers may in its sole discretion and without the Consent of Members cause the Company to issue additional:

                  (1) Common Units to officers, directors, employees, or agents of the Company for compensatory or incentive-based performance, including, without limitation, the issuance of Common Units pursuant to options, rights, warrants or appreciation rights; provided, however, that the aggregate number of Common Units issued for or subject to such purposes shall not exceed one percent (1%) of the number of Common Units issued to the Initial Members on the Effective Date, as such number may be appropriately adjusted to account for splits or reverse splits of Units.

                  (2) Common Units and Preferred Units to any Person claiming to be a Class 22 or 23 Investor as identified in the Order, or related party, whose claim or action is not finally determined until after the Effective Date whether by way of settlement, judgment, or otherwise.

              (c) Except as provided in Section 3.2(b), the Board of Managers shall not cause the Company to issue additional Units without first receiving the affirmative Consent of not less than a majority of each class (with Common Units voting as a class and Preferred Units voting as a class) of the then outstanding Unit Holders.

         3.3. Capital Accounts. A separate capital account (a "CAPITAL ACCOUNT") shall be established and maintained for each Member, including any Substituted Member or Additional Member who shall hereafter acquire a Membership Interest, in accordance with the following provisions:

              (a) To each Member's Capital Account there shall be credited the fair market value of the property contributed to the Company by such Member pursuant to Section 3.2 hereof, such Member's allocable share of Profit, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

              (b) To each Member's Capital Account there shall be debited the amount of cash and the fair market value of any Company property distributed or deemed distributed to such Member pursuant to any provision of this Agreement, such Member's allocable share of Loss, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

              (c) If any asset of the Company is distributed in kind, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the greater of (i) the fair market value of such asset, or (ii) the fair market value of any nonrecourse debts to which such asset is then subject, in each case as determined by the Board of Managers. If at any time after the date of this Agreement, the Book Value of any Company asset is adjusted pursuant to the last sentence of the definition of Book Value set forth in Article 1 hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustments, as if the Company recognized Profit or Loss equal to the respective amounts of such aggregate net adjustments.

              (d) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) and
Section 1.704-2 of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

              (e) A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company, except as provided in Article 5 hereof, nor shall a

Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein.

              (f) No Member shall have any liability for the return of the Capital Contribution of any other Member. A Member who has more than one class of interest in the Company may have a separate Capital Account for each different class of interest owned.

         3.4. Transfer of Capital Accounts. The original Capital Account established for each Transferee shall be in the same amount as the Capital Account or portion thereof of the Member which such Transferee succeeds, at the time such Transferee became a Transferee provided such Transferee is admitted to the Company as an Assignee. The Capital Account of any Member whose Membership Interest shall be increased by means of the Transfer to it of all or part of the Units of another Member shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Member shall include a Capital Contribution or distribution previously made by or to any prior Member on account of the Units of such then-Member.

         3.5. Tax Matters Partner.

              (a) Connolly shall be the Company's initial "TAX MATTERS PARTNER" (as such term is defined in Section 6231(a)(7) of the Code), with all of the powers that accompany such status (except as otherwise provided in this Agreement). To the extent reasonably practicable, the Tax Matter Partner shall obtain approval of the Board of Managers prior to taking any action in his capacity as the Tax Matters Partner. Notwithstanding the foregoing, if the Tax Matters Partner reasonably believes in good faith that an action must be taken without first receiving the approval of the Board of Managers on account of time limitations, such action may taken without first receiving the approval of the Board of Managers, but the Tax Matters Partners shall promptly thereafter inform the Board of Managers of such action.

              (b) The Tax Matters Partner or any successor shall serve at the pleasure of the Board of Managers and may be removed at any time for any reason or no reason. A successor Tax Matters Partner may be any Person selected by the Board of Managers who is qualified to hold such position under the applicable Treasury Regulations. Notwithstanding Section 7.2(d), the Tax Matters Partner may receive such compensation as the Board of Managers determines for acting as the Tax Matters Partner.

              (c) Promptly following written request of the Tax Matters Partner, the Company shall to the fullest extent permitted by law, defend (with counsel reasonably satisfactory to the Tax Matters Partner), indemnify and hold the Tax Matters Partner harmless from and against any and all reasonable expenses, including reasonable legal and accounting fees, penalties, claims, liabilities, losses and damages incurred which arise out of or relate to any action or inaction in his capacity as Tax Matters Partner which is made in good faith and in a manner the Tax Matters Partner reasonably believed to be in the best interests of the Company and the Members. For purposes of this Section 3.5, the fact that an action, omission to act or decision is taken on the advice of a professional tax advisor shall be evidence of good faith. The provisions of
Section 3.5 shall survive the termination of the Company or the removal, resignation or termination of the Tax Matters Partner and shall remain binding on the Company and Members for as long a period of time as is necessary to resolve with the IRS any and all matters regarding the federal income taxation of the Company or the Members.

                                    ARTICLE 4
                                   ALLOCATIONS

         4.1. Allocation Procedures. Within forty-five (45) days after the end of each calendar month, the Company shall conduct an interim closing of the books as of the end of the last day of that calendar month. On the basis of the closing of the books for each calendar month, Profits and Losses for such month shall be determined in accordance with the accounting methods followed by the Company for federal income tax purposes. Such month-end allocations are subject to normal and usual year-end adjustments as determined by the Tax Matters Partner.

         4.2. Allocations of Profits and Losses. Subject to Section 4.3, all allocations to the Members of items included within the Company's Profits and Losses attributable to each calendar month shall be allocated solely among the Members recognized as Members as of the first day of that calendar month as follows:

              (a) The Profits and Losses shall be allocated to the Unit Holders in accordance with their respective Percentage Interests.

              (b) The Tax Matters Partner is authorized to make reasonable determinations regarding the allocation of Profit and Loss under this Section 4.2, including determinations relating to the calculation of Profit or Loss, and such other items of the Company's income, gain, loss, deduction and credit as may be appropriate to carry out the intent of this Section 4.2.

         4.3. Special Allocations.

              (a) Notwithstanding any other provision of this Agreement, to the extent an allocation of Profit or Loss or any item thereof to any Member pursuant to Section 4.2 of this Agreement would be in violation of the requirements of the Treasury Regulations under Section 704(b) of the Code, the Tax Matters Partner shall comply with the requirements of such Treasury Regulations and adjust such allocations to comply with such requirements in a manner that will, in the reasonable judgment of the Tax Matters Partner, have the least effect on the amounts to be allocated and distributed under this Agreement. The Members agree that if this Section 4.3(a) becomes applicable, the Tax Matters Partner is authorized to review and adjust the allocations made pursuant to Section 4.2 of this Agreement without the Consent of Members.

              (b) In the event a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases an Adjusted Capital Account Deficit, items of Profit shall be specially allocated to such Member so as to eliminate such negative balance as quickly as possible. This subparagraph is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

              (c) Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and
(j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

              (d) Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by
Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Member pursuant hereto.

              (e) Partner Nonrecourse Deductions for any Fiscal Year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Members that bear the economic risk of loss for such Partner Nonrecourse Debt as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations.

              (f) Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

              (g) In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 4.3(g) shall be made only if any to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Section 4.3(b) and this
Section 4.3(g) were not in the Agreement.

              (h) Losses allocated pursuant to Section 4.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section
4.1 hereof, the limitation set forth in this Section 4.3(h) shall be applied on a Member by Member basis and losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

              (i) The allocations set forth in Sections 4.3(b) through 4.3(h) (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3(i). Therefore, notwithstanding any other provision of this Section 4.3 (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2.

         4.4. Tax Allocations and Other Matters.

              (a) For federal income tax purposes, except as otherwise provided in this Section 4.4, each item of Profit, gain, Loss and deduction of the Company shall be allocated among the Members in the same proportion as the corresponding items are allocated pursuant to Sections 4.2 and Section 4.3 hereof.

              (b) In the event that the Book Value of any asset contributed to and held by the Company differs from its basis for federal income tax purposes ("TAX BASIS"), allocations of income, gain, loss or deduction with respect to such asset shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between Book Value and Tax Basis in accordance with the provisions of Section 704(c) of the Code and Treasury Regulations thereunder. The Tax Matters Partner may elect any reasonable method or methods for making such allocations.

              (c) If the Book Value of any asset of the Company is adjusted pursuant to Section 1.10 hereof, subsequent allocations of Profit, gain, Loss and deductions with respect to such asset shall take into account any variation between the Book Value and Tax Basis in accordance with the provisions of
Section 704(c) of the Code and the Treasury Regulations thereunder.

              (d) If the Company is required by the IRS to change the method of allocating for the difference between the Tax Basis and the Book Value of the Real Properties, the Tax Matters Partner may change or amend the method of allocating such difference as required by the IRS or upon receiving the advice of its tax advisors that a change is necessary to comply with applicable law, and any such change may be made without obtaining further Consent or approval of the Members.

         The Tax Matters Partner shall have the sole discretion to make special allocations of items of income, gain, loss and deductions that are consistent with the principles of Section 704(c) of the Code and to amend the provisions of this Agreement (without Member Consent), as appropriate, to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The Tax Matters Partner may adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734, 743, and 755 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and Tax Basis, (H) conventions for the determination of depreciation, cost recovery and amortization deductions and the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units, and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law. If an election is made under Code Section 754, in determining the aggregate adjustments under Section 734(b) to common basis of Property on account of distributions to Members, the Tax Matters Partner may use any reasonable method to estimate the outside tax basis of Members and the gain or loss resulting therefrom on account of a current or liquidating distribution, and in determining the aggregate adjustments to the tax basis of Property relating to the Member under Section 743(b) of the Code, the Tax Matters Partner may use any reasonable method to determine the fair market value of the Units Transferred, including, but not limited to, a Transfer of Units on account of the death of the Member. The Tax Matters Partner shall have the authority, in its discretion, to allocate Company liabilities among the Members in accordance with Section 752 of the Code and the Treasury Regulations promulgated thereunder.

                                    ARTICLE 5
                    DISTRIBUTIONS, REDEMPTIONS AND PUT OPTION

         5.1. Distributions of Cash Generally. Subject to Section 5.2:

              (a) If the Board of Managers declares a distribution of Cash From Operations payable on a Distribution Date, then the Unit Holders as of the record date shall be entitled to receive all such distributions which the Board has declared, with each Unit Holder entitled to receive a pro-rata portion (with reference to the number of Units then-held by such Unit Holder to the total number of Units then-held by all Persons) of such available distributions.

              (b) If the Board of Managers declares a distribution of Cash From Sales payable on a Distribution Date, then the Unit Holders as of the record date shall be entitled to receive all such distributions which the Board of Managers has declared, with each Unit Holder entitled to receive a pro-rata portion (with reference to the number of Units then-held by such Unit Holder to the total number of Units then-held by all Persons) of such available distributions. Notwithstanding the foregoing, no Cash From Sales shall be distributed with respect to Common Units until such time as the Company has redeemed and completely liquidated all of the Preferred Units in accordance with
Section 5.2

         5.2. Distributions in Liquidation of Preferred Units. The Preferred Units are subject to redemption and liquidation at the sole option of the Company pursuant to the terms of this Section 5.2.

              (a) The Company shall follow the procedures set forth below regarding distributions in liquidation of Preferred Units:

                  (1) The Company is hereby granted an option to redeem all or any portion of the Preferred Units at any time prior to an event of dissolution pursuant to Section 10.1 (the "REDEMPTION OPTION"). The Company may, at any time, elect to redeem all, or any portion, of the

Preferred Units, which option may be exercised on one or more occasions in accordance herewith. In the event of a partial redemption, each Preferred Unit Holder will have an equal percentage of such Unit Holders Preferred Units (rounded to the next whole number) redeemed as compared to the Preferred Units of all Preferred Unit Holders. The Percentage Interests of Members shall be appropriately adjusted to reflect the reduction in the number of Preferred Units outstanding.

                  (2) The Company shall provide at least twenty (20) days advance notice (the "PREFERRED NOTICE") to all Preferred Unit Holders of the Company's intention to exercise its Redemption Option. The Company shall be obligated to redeem and completely liquidate the number of Preferred Units identified in the Preferred Notice in accordance with this Section 5.2(a) upon delivery of the Preferred Notice, and the Company shall not revoke or otherwise terminate its obligation thereunder once the Preferred Notice is delivered. If the Company fails (for any or no reason) to pay the aggregate Liquidation Price (defined below) on the Payment Date (defined below), the Company shall be in default to the Preferred Unit Holders. In such a case, the Preferred Unit Holders shall have those additional rights specified in Section 5.2(b).

                  (3) The redemption price per Unit shall be an amount (the "LIQUIDATION PRICE") equal to the positive Capital Account balances with respect to the Preferred Units of all Preferred Unit Holders as of the last day of the month specified in the Preferred Notice for determining the Liquidation Price (the "PRICING DATE") divided by the number of Preferred Units outstanding on such date, which Capital Account balances shall be determined using the interim closing of the books method of accounting. If a Member owns Units other than Preferred Units, the Liquidation Price shall relate only to that portion of the Member's Capital Account relating to the Preferred Units.

                  (4) Within forty-five (45) days after the Pricing Date, the Company shall determine the Liquidation Price.

                  (5) On the date no more than sixty-two (62) days after the Pricing Date (the "PAYMENT DATE"), the Company shall distribute (i) the Liquidation Price in cash to the Preferred Unit Holders in partial or complete, as applicable, liquidation of the Preferred Units relating thereto, and (ii) any accrued but unpaid Guaranteed Payment, if any, relating to the redeemed Preferred Units. The Board of Managers may establish procedures, including, without limitation, the establishment of an escrow and the requirement that the Preferred Unit Holders endorse and return any Certificates in their possession and execute and deliver transmittal letters and assignments separate from certificate as a condition precedent to distributing the Liquidation Price to such Preferred Unit Holders.

                  (6) The Company may adopt procedures, regulations and policies from time to time to implement the provisions of Section 5.2(a).

              (b) If the Company fails or elects not to completely redeem and liquidate all of the Preferred Units on or before the First Anniversary Date, the Preferred Units then outstanding shall have the following additional rights, preferences and privileges beginning effective on the First Anniversary Date and which shall continue with respect to all outstanding Preferred Units until all Preferred Units are redeemed:

                  (1) The Company shall not declare or make any distribution to any Common Unit Holder.

                  (2) Not later than the tenth (10th) day after the end of each calendar quarter beginning after the First Anniversary Date, the Company shall pay cash to the Preferred Unit Holders in an amount equal to the excess, if any, of (i) the cumulative Guaranteed Payment from the First Anniversary Date to the end of such calendar quarter, over (ii) the sum of all prior payments made to the Preferred Unit holders pursuant to this Section 5.2(b)(2). Amounts paid pursuant to this Section 5.2(b)(2) are intended to constitute guaranteed payments within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the recipients' Capital Accounts. The Guaranteed Payment will be made to those Preferred Unit Holders of record as of the first day of the last month in each such calendar quarter.

                  (3) The Preferred Units shall continue to participate in (i) Profits and Losses and other allocations in accordance with Article 4 in addition to the Guaranteed Payment; and (ii) distributions in accordance with
Article 5.

                  (4) The Preferred Unit Holders, as a class, shall have the immediate right to nominate and elect two (2) of the Managers on the Board of Managers, and if necessary to accomplish such result, the Company shall call a meeting of Members to replace all of the Managers, other than the CEO-Manager. The Company shall take such additional actions as appropriate to enable the Preferred Unit Holders to nominate and select such two Managers to the Board of Managers. In addition to the foregoing rights, the Preferred Unit Holders will continue to participate in the election of the remaining members of the Board of Managers on the same basis as Common Unit Holders.

         5.3. Mandatory Distributions To Common Unit Holders.

              (a) Notwithstanding anything set forth in this Section 5.3, no distribution shall be made to any Common Unit Holder under this Section 5.3 until all Preferred Units have been redeemed and completely liquidated in accordance with Section 5.2.

              (b) The "MANDATORY DISTRIBUTION AMOUNT" shall be an amount equal to the excess, if any, of: (i) the sum of (x) Twenty Million Dollars ($20,000,000) and (y) the excess, if any, of Fifteen Million Dollars ($15,000,000) over the aggregate initial Capital Account balances of the Preferred Unit Holders on the Effective Date, over (ii) the total aggregate distributions to all Common Unit Holders pursuant to Section 5.1 on or before the Second Anniversary Date.

              (c) On or before the Second Anniversary Date, the Company shall make a pro rata distribution to Common Unit Holders in an amount not less than the lesser of (x) Ten Million Dollars ($10,000,000) or (y) the Mandatory Distribution Amount, with the remaining amount, if any, of the Mandatory Distribution Amount to be distributed pro rata to the Common Unit Holders on or before the Third Anniversary Date.

              (d) If the Company fails, for any reason, to distribute cash to the Common Unit Holders pursuant to section 5.3(c), the Company shall liquidate more of its Properties as quickly as is commercially reasonable so that the Company will have sufficient liquidity to make the distributions to Common Unit Holders under Section 5.3(c) as quickly as is commercially reasonable.

         5.4. Distributions Relating to Liquidation Events. Upon the dissolution, liquidation or winding-up of the Company, after satisfaction of all of the Company's liabilities (whether by payment or the making of reasonable provision for payment therefor), the balance, if any, of the Company's assets (including cash or in-kind property as determined by the liquidator selected by the Board of Managers) shall be distributed first proportionately to the Preferred Unit Holders to the extent of their Unreturned Capital, and second to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. For this purpose only, any accrued, but unpaid, Guaranteed Payments shall be considered a liability of the Company to be paid prior to the liquidating distributions to the Members.

         5.5. Priority. Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Member that the Company's failure to pay any amounts to such Member, whether as a distribution, redemption payment or otherwise, even if such payment is specifically required hereunder, shall not give such Member creditor status with regard to such unpaid amount; but rather, such Member shall be treated only as a Member of whatever class such Person is a Member, and not as a creditor, of the Company. This Section 5.5 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member's status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.5.

         5.6. Withholding.

              (a) With respect to any withholding tax or other similar tax liability or obligation to which the Company may be subject as a result of any act or status of any Member or to which the Company becomes subject with respect to any Unit, the Company shall have the right to withhold amounts distributable to such Member or with respect to such Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation, pursuant to the provision contained in Section 5.6(b).

              (b) Each Member hereby authorizes the Company to withhold from, or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Tax Matters Partner determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Board of Managers that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Board of Managers determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member.

         5.7. Distribution Limitation. Notwithstanding any other provision of this Agreement: (a) neither the Company, nor the Board of Managers on behalf of the Company, shall make a distribution to any Member on account of its Units if such distribution would violate the Act or other applicable law, and (b) no distribution shall be made to any Unit Holder that would result in such holder having a deficit balance in its Capital Account until such time as the balance of each Unit Holder's Capital Account is zero.

         5.8. Common Unit Holder Put Option. Each Common Unit Holder owning Common Units as of the Fifth Anniversary Date (the "PUT RIGHT RECORD DATE") will have the right (the "PUT RIGHT") to require the Company to redeem some or all such Member's Common Units for the Exercise Price (defined below) on the Seventh Anniversary Date. The Exercise Price and the manner of exercising the Put Right are as follows:

              (a) Within twenty (20) days after the Put Right Record Date the Company shall send a notice ("EXERCISE Notice") by first class mail to all Common Unit Holders of record informing such Common Unit Holders of the Exercise Price and the time in which to notify the Company of their election to exercise their Put Right(s).

              (b) Each Common Unit Holder who desires to exercise its Put Right(s) shall do so by notifying the Company of such exercise no later than the ninetieth (90th) day after the Fifth Anniversary Date, on an exercise form to be prepared by the Company and delivered to the Common Unit Holders concurrent with the Exercise Notice. Any Common Unit Holder who fails to timely exercise their Put Right will forfeit such Put Right(s).

              (c) The "EXERCISE PRICE" for each Common Unit will be determined as follows:

                  (1) Within ninety (90) days preceding the Put Right Record Date the Company will obtain an appraisal on each of its Real Properties from one or more MAI appraisers to be selected by the Board of Managers, and may retain a business appraiser, investment bank, or other qualified Person, to appraise the Company's other assets; such appraisals collectively referred to as the ("APPRAISALS").

                  (2) The Company's Board shall retain Certified Public Accountants ("CPAS") to calculate the value of the issued and outstanding Common units by preparing a pro forma balance sheet using the appraised values from the Appraisals with allowance for anticipated costs and expenses, and using the profit and loss allocation provisions of Article 4 of this Agreement and otherwise in accordance with Generally Accepted Accounting Principles, all of which may be determined by the Board of Managers pursuant to specific written instructions to the CPAs.

                  (3) The total value of the Common Units as calculated by the CPAs shall then be divided by the total number of Common Units then outstanding. This resulting amount is the Exercise Price for each Common Unit, and, if accepted by the Board of Managers, shall be final and incontestable.

              (d) All distributions from Cash From Sales distributed to electing Common Unit Holders subsequent to the Put Right Record Date will be credited against the Exercise Price. The Percentage Interest of remaining Members shall be equitably adjusted, as determined by the Board of Managers in its discretion, to account for the reduced number of Common Units outstanding.

The Board may establish procedures, including, without limitation, the establishment of an escrow and the requirement that the Common Unit Holder endorse and return any Certificates in their possession and execute and deliver transmittal letters and assignments separate from certificate, as a condition precedent to distributing the Liquidation Price to such Common Unit Holders.

              (e) If a sufficient number of Common Unit Holders exercise their Put Rights, the continued operation of the Company beyond the Seventh Anniversary Date may not be reasonably feasible. Therefore, no later than the Sixth Anniversary Date, the Board of Managers will meet to determine whether the Company should continue operations beyond the Seventh Anniversary Date. If the Board of Managers determines in its sole discretion that the Company's operations should not continue beyond the Seventh Anniversary Date the following will occur:

                  (1) The Put Rights shall be null and void, and no Common Unit Holder will be entitled to receive the Exercise Price.

                  (2) All of the Company's Properties will be sold as soon as practicable, but in no event later than the Seventh Anniversary Date.

                  (3) All owners of Common Units (including, without limitation, Common Unit Holders who exercised their Put Right(s)), will receive the liquidation distributions to which they are entitled under this Agreement.

                  (4) The Company will inform all owners of Common Units of this decision within thirty (30) days after the Sixth Anniversary Date.

              (f) Notwithstanding any other provision of this Section 5.8, no payments or distributions under this Section 5.8 shall be made to Common Unit Holders until all Preferred Units have been redeemed.

                                    ARTICLE 6
                                     MEMBERS

         6.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. The Members shall not be required to lend any funds to the Company. Each of the Members shall be liable to make payment of his, her or its respective contributions, if any, pursuant to the Contribution Agreements and other payments as expressly provided in this Agreement. If, and to the extent, a Member's contribution shall be fully paid by complying with the Contribution Agreements, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions.

         6.2. Voting Rights of Members; Authority of Board of Managers.

              (a) The Board of Managers, in its sole discretion, has full, complete and exclusive right, power and authority in the management and control of the Company business to do any and all things necessary to effectuate the purpose of the Company, except as expressly set forth herein.

The members of the Board of Managers shall devote such time as is necessary to the affairs of the Company, and shall receive such compensation from the Company and such reimbursement for expenses as is permitted by this Agreement and the Bylaws. No Person dealing with the Board of Managers shall be required to determine its authority to make any undertaking on behalf of the Company or to determine any facts or circumstances bearing upon the existence of such authority.

              (b) Notwithstanding Section 6.2(a) above, but subject to Section 10.1(a), any merger or consolidation of the Company (where the Company is not the surviving Entity) or vote to dissolve the Company must, (i) receive the approval of the Board of Managers, and (ii) receive the Consent of more than fifty percent (50%) in interest of each class of the total then outstanding Units (or such greater percentage as is then required under the Act). The Company may, but is not required to, provide and implement procedures for appraisal rights for dissenting Members, and if so provided in a merge agreement, may contain any provisions reasonably determined by the Board of Managers.

              (c) The annual meeting of the Unit Holders of the Company for the election of Managers and for the transaction of such other business as properly may come before such meeting shall be held in accordance with the Bylaws. The Bylaws shall govern matters relating to, among other things, annual and special meetings, notice, waiver of notice, adjournment, proxies, written consents, procedures, and telephonic meetings, to the extent not inconsistent with this Agreement.

              (d) Notwithstanding any other provision of this Agreement, Members have voting rights with respect to a particular matter (to the extent provided herein with regard to categories of Members permitted to vote on particular matters, and otherwise) only after such matter has first been approved by the Board of Managers, except with regard to (i) the removal of a Manager (and the election of a replacement therefor) as provided in this Agreement, (ii) the amendment of this Agreement, and (iii) any matter presented at a special meeting of Members called upon the written request of holders of at least ten percent (10%) of the outstanding Units.

              (e) For purposes of this Agreement, in order for a meeting of Members to be considered duly held with regard to a particular question, a quorum of more than 50% in interest of the Units which are entitled to vote at such meeting on the particular question must be present (in person or by proxy). Except as specifically provided otherwise in this Agreement, all Members shall vote as one class.

              (f) A Unit Holder shall be entitled to cumulate votes either (i) by giving one (1) candidate for the office of Manager a number of votes equal to the number of Managers to be elected multiplied by the number of votes to which that Unit Holder's Units are normally entitled, or (ii) by distributing the Unit Holder's votes on the same principle among as many candidates as the Unit Holder thinks fit, if the candidate or candidate's names have been placed in nomination prior to the voting and the Unit Holder has given notice at least ten (10) days prior to the voting of the Unit Holder's intention to cumulate the Unit Holder's votes. If any one Unit Holder has given such a notice, then every Unit Holder entitled to vote may cumulate votes for candidates in nomination. The candidates receiving the highest number of affirmative votes, up to the number of Managers to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect. Cumulative voting shall not be required or allowed for any other matter voted upon by the Unit Holders other than the election or removal of Managers. No Manager may be removed from the Board, without cause, if the votes against his removal would be sufficient to elect such Member if such votes were voted cumulatively at a meeting where all Managers, other than the CEO-Manager, are being elected. Managers may not be elected by written consent, and instead, may be elected only by a vote at a meeting of Members.

                                    ARTICLE 7
                              MANAGERS AND OFFICERS

         7.1. General Powers of Managers.

              (a) Except as may otherwise be provided by the Act or by this Agreement, the property, affairs and business of the Company shall be managed by or under the direction of the Board of Managers. The Board of Managers may exercise all the powers of the Company (including but not limited to deciding whether to make any tax elections), and the Members shall have no right to act on behalf of or bind the Company. The Board of Managers shall have the power and authority, on behalf of the Company, to (i) hire employees and such other agents, who may be designated as officers, consultants and Persons necessary or appropriate to effectuate the purpose of the Company, and (ii) delegate to one or more Persons (or to committees of the Board of Managers) its rights and powers to manage and control the affairs of the Company. Such delegation may be in the Bylaws or by a management agreement or other agreement with such Persons and such delegation shall not cause the Managers to cease to be "managers" (within the meaning of the Act) of the Company. The management agreement or other agreement may designate a Person or Persons to be "managers" (within the meaning of the Act) of the Company. The officers other than the CEO-Manager shall not be "managers" (within the meaning of the Act) of the Company. The Managers shall act only as a Board, and the individual Managers shall have no power as such in its capacity as a Manager. Subject to the provisions of this Agreement and the Bylaws with regard to Board of Managers, the approval of a matter by a majority of the Managers present at a meeting at which a quorum is present shall constitute approval by the Board of Managers (or, in the case of a written Consent without a meeting, the approval of a matter by all of the Managers shall constitute approval by the Board of Managers.)

              (b) No contract or transaction among the Company and one or more of its Affiliates, Managers or officers, or among the Company and any other Entity in which one or more of the Company's Affiliates, Managers or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers or of a committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                  (1) The material facts as to such Affiliate's, Manager's or officer's relationship or interest as to the contract or transaction are disclosed or are known to the Board of Managers or the committee, and the Board of Managers or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

                  (2) The contract or transaction is fair as to the Company.

         Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee which authorizes the contract or transaction.

         7.2. Number and Term of Office of Managers.

              (a) The number of seats constituting the entire Board of Managers shall be at least seven (7), and no more than thirteen (13), with the exact number of seats on the Board of Managers to be ten (10) until changed from time to time by resolution of the Board of Managers. Each Manager (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal. A Manager shall not be required to be a Member or a resident of the States of Delaware or California. The Chief Executive Officer shall sit as a Manager and occupy one of the seats on the Board, but shall be subject to removal and replacement solely by the Board of Managers with or without cause for any or no reason, subject to the rights, if any, of the CEO-Manager under a contract of employment or management services agreement, and not by the Members. The remaining seats on the Board will be filled by the Members.

              (b) At all times the Board of Managers shall consist of only one class, with the term of office expiring each year (with the first such expiration to occur at the first annual meeting of Members). At the first annual meeting of the Members, all of the Managers (other than the CEO-Manager) shall be elected by the Members (in accordance with Section 6.2 hereof), and such Persons shall hold office thereafter for a term of one (1) year expiring at the next annual meeting.

              (c) Notwithstanding any other provision of this Agreement, the initial Board of Managers shall be those persons named as such in the Order. Each initial Manager shall serve until the first meeting of the Members, or until his or her successor is duly elected.

              (d) The initial Managers, other than the CEO-Manager, shall serve without compensation, but shall be reimbursed for reasonable expenses incurred in connection with performing their duties as Managers. Other Managers may be paid compensation as determined by the Board of Managers.

         7.3. Officers. Pursuant to the Bylaws, the Company will have officers, who need not be employees of the Company, who will have the rights and be subject to the restrictions provided therein.

                                    ARTICLE 8
                  LIMITATIONS ON LIABILITY AND INDEMNIFICATION

              (a) No Manager or officer of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such Person. For purposes of this Article 8, the fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

              (b) To the fullest extent permitted by law, all Managers and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or knowingly illegal conduct of such Person; provided, however, that any indemnity shall be paid out of the assets of the Company only (or any insurance proceeds available therefor), and no Member shall have any personal liability on account thereof.

              (c) The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or knowingly illegally.

              (d) The indemnification provided by this Article 8 shall not be deemed exclusive of any other rights to which those indemnified maybe entitled under any agreement, vote of Members or Managers, the Order, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a Person.

              (e) Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a Manager or officer of the Company existing at the time of such repeal of modifications.

         The Company may, if the Board of Managers of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Managers and officers, or enter into indemnification agreements with such Managers and officers, relating to the liability of such Persons.

                                    ARTICLE 9
                TRANSFERS OF INTERESTS; ADMISSION OF NEW MEMBERS

         9.1. Transfers Generally. No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 9 and the Transfer Application. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 9 shall be null and void. The Transfer of any Membership Interests and the admission of any new Member shall not constitute an amendment to this Agreement. In accordance with the terms of this Agreement, the Board of Managers may, from time to time adopt, repeal, add or replace provisions of the Bylaws to implement the provisions of this Article 9. From time to time, the Company may, in its sole discretion, adopt, amend or replace procedures for determining the date to recognize a Transfer of Units, notwithstanding (i) the receipt of a duly executed Transfer Application subsequent to the date of the Transfer, or (ii) the receipt of notice in appropriate form in accordance with applicable law of a Transfer by operation of law subsequent to the date of the Transfer. The Company may conclusively rely upon any Transfer Application that is completed in material conformity with the instructions thereto or any other evidence of authority described in the Transfer Instructions, without any duty to investigate or inquire into the validity or veracity of the Transfer.

         9.2. Registration and Transfer of Membership Interests.

              (a) The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe from time to time and subject to the provisions of Section 9.3, the Company will provide for the registration and transfer of Membership Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and Transfers of such Units as herein provided. The Company shall not recognize Transfers of Unit Certificates evidencing Membership Interests unless such Transfers are effected in the manner described in this Article 9.

              (b) Except as otherwise provided in Section 9.3:

                  (1) If the Company delivers physical possession of the Unit Certificates to the Members: The Company shall not recognize any Transfer of Membership Interests until the Unit Certificates evidencing such Membership Interests are surrendered for registration of transfer and such Unit Certificates are accompanied by a Transfer Application duly executed by the Transferee (or the Transferee's attorney-in-fact duly authorized in writing). Upon surrender of a Unit Certificate and delivery of the duly executed Transfer Application, the appropriate officers on behalf of the Company shall execute and deliver, and in the case of Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated Transferee or Transferees, as required pursuant to the holder's instructions, one or more new Unit Certificates evidencing the same aggregate number and type of Membership Interests as was evidenced by the Unit Certificate so surrendered.

                  (2) If the Company retains physical possession of the Unit
Certificates: Notwithstanding Section 9.2(b)(1), the Board of Managers may, in its sole discretion, retain (or cause the Transfer Agent to retain) physical custody of all original Unit Certificates, and in such case, the Company (or the Transfer Agent) shall provide only a photostat copy of the Unit Certificates to the Unit Holders of record. In such case, the Company shall not recognize any Transfer of Membership Interests until the Transfer Application has been duly executed and delivered to the Company by the Transferee (or the Transferee's attorney-in-fact duly authorized in writing). The Transfer Agent shall countersign and retain physical possession of, in the name of the holder or the designated Transferee or Transferees, as required pursuant to the holder's instructions, one or more new Unit Certificates evidencing the same aggregate number and type of Membership Interests as was evidenced by the Unit Certificate so surrendered.

                  (3) No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of any new Unit Certificate under this Section 9.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. If a Transferee fails to notify the Company of a Transfer within the time period specified in the Transfer Application, the Company may charge such Transferee, or successor in interest, a reasonable fee for any additional costs incurred by the Company as a consequence thereof, which fee will be deducted from any distributions otherwise to be made to such Transferee.

              (c) Until admitted as a Substituted Member pursuant to Section 9.4, the Transferee of a record holder of a Membership Interest who has properly executed and delivered a Transfer Application to the Company shall be an Assignee in respect of such Membership Interest. Members may include custodians, nominees of any other individual or entity in its own or any representative capacity.

              (d) A Transferee of a Membership Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Member, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such Transferee has the right, power and authority and, if an individual, the capacity



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

to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, (v) given the Consents and approvals and made the waivers contained in this Agreement, (vi) directed the Secretary of the Company (or other Person designated by the Board of Managers) to execute this Agreement on such Person's behalf which shall be deemed to be a sufficient act to comply with the requirements of Section 18-101(7)(a) of the Act to cause that Person to become an Assignee and to bind that Person to the terms and conditions of this Agreement. If any Unit Certificate, and the Membership Interest represented thereby, is Transferred to an Transferee by operation of law (in any manner or by any means) and not otherwise in compliance with this Article 9, the acceptance by such Transferee of any interest in or benefits of such Transferred Units shall be deemed to be a sufficient act to comply with Section 18-101(7)(a) of the Act and shall have the same consequences as set forth in the previous sentence, and such Transferee shall provide such information as reasonably requested by the Company to properly maintain its books and records and to comply with applicable law, and if the Company determines that it does not have sufficient information, the Company may make any assumption relating thereto as it may determine in its sole discretion.

         9.3. Restrictions on Transfers.

              (a) Notwithstanding the other provisions of this Article 9, no Transfer of any Membership Interests shall be made if such Transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Securities Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, or (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

              (b) The Board of Managers may impose restrictions on the Transfer of Membership Interests if it determines based upon a subsequent opinion of counsel that such restrictions are necessary to avoid a significant risk of the Company being treated as an association taxable as a corporation or otherwise being taxed as an entity.

              (c) Subject to applicable law, the Board of Managers may, by resolution, (i) impose restrictions on Transfer or registration of transfer of Units of the Company, and (ii) require as a condition to the issuance or Transfer of such Units that the person or persons to whom such Units are to be issued or Transferred agree in writing to such restrictions. In the event that any such restrictions on Transfer or registration of transfer are so imposed, the Company shall require that such restrictions be conspicuously noted on all Unit Certificates representing such Units.

         9.4. Admission of Substituted Member. By Transfer of a Membership Interest in accordance with Article 9.2, the transferor shall be deemed to have given the Transferee the right to seek admission as a Substituted Member subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Unit Certificate representing a Membership Interest shall, however, only have the authority to convey to a purchaser or other Transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Unit Certificate to a purchaser or other Transferee and (b) the right to Transfer the right to request admission as a Substituted Member to such purchaser or other Transferee in respect of the Transferred Membership Interests; and, unless and until a duly executed Transfer Application is delivered by the Transferee to the Company with respect to such Units, the transferor will be deemed to be the owner of record thereof for all purposes of this Agreement, including, without limitation, the allocation of profits and losses and the party to who distributions will be made. Each Transferee of a Membership Interest (including any nominee holder or an agent acquiring such Membership Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Member with respect to the Membership Interests so Transferred to such Person. Such Assignee shall become a Substituted Member (x) at such time as the Board of Managers, or its designate, consents thereto, which consent may be given or withheld in the Board of Manager's discretion, and (y) when any such admission is shown on the books and records of the Company. If such Consent is withheld, such Transferee shall be an Assignee. An Assignee shall have an interest in the Company equivalent to that of a Member with respect to allocations and distributions, including liquidating distributions, of the Company. With respect to voting rights attributable to Membership Interests that are held by Assignees, the Board of Managers shall be deemed to be the Member with respect thereto and shall, in exercising the voting rights in respect of such Membership Interests on any matter, vote such Membership Interests at the written direction of the Assignee who is the holder of such Membership Interests. If no such written direction is received, such Membership Interests will not be voted. An Assignee shall have no other rights of a Member.

         9.5. Lender Ownership Limit.

              (a) No Lender (as defined below) may own Units nor shall Units be accepted, purchased, or in any manner acquired by any Lender if such issuance or Transfer would result in a Lender owning Units.

              (b) If any Units are accepted, purchased, or in any manner acquired by any Lender resulting in a violation of Section 9.5(a) hereof, any such purchase or acquisition shall be null and void with respect to such Units ("EXCESS UNITS"). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Lender shall be conclusively deemed to have acted as an agent on behalf of the Company in acquiring the Excess Units and to hold such Excess Units on behalf of the ultimate owner of such Excess Units. Any Lender who receives any distribution paid on account of Excess Units shall hold and retain such distributions an agent for the ultimate owner of such Excess Units.

         While the Excess Units are so held on behalf of the ultimate owner of such Excess Units, such Excess Units shall not have any voting rights and shall not be considered for purposes of any Member vote and/or for determining a quorum for such a vote. The Excess Units shall be treated as outstanding Units.

         In the event that a Member knowingly holds Excess Units and the other Members' basis for federal income tax purposes is reduced, such Member shall be required to indemnify the Company for the full amount of any damages and expenses (including the Company's estimate of the costs (including tax costs) to the other Members, reasonable attorneys' fees and administrative costs) resulting from the shift of basis for federal income tax purposes.

         Upon discovering the ownership of any Excess Units, the Board of Managers may (i) cause the Company to immediately redeem such Excess Units at the Redemption Price (as defined below) or (ii) grant the holder thereof thirty
(30) days to Transfer such Excess Units to any Person whose ownership of such Excess Units would not result in a violation of Section 9.5(a) hereof. Upon such permitted Transfer, the Company shall pay or distribute to the Transferee any distributions on the

Excess Units not previously paid or distributed. If such Excess Units are not Transferred within such 30 day period, the Company will redeem such Units at the Redemption Price (as defined below). For purposes of this Section 9.5, the "REDEMPTION PRICE" shall mean the lesser of the price paid for such Excess Units by the Member in whose possession the redeemed Units were Excess Units or the book value of the Excess Units represented by the positive balance in the Capital Account relating to such Units.

              (c) For purposes of this Section 9.5, the term "LENDER" shall mean
(i) any Person who is currently owed money by the Company in an amount exceeding Five Hundred Thousand ($500,000), and (ii) any Person related to a Person described in (i) under the rules of Treasury Regulation Section 1.752-4(b).

              (d) The Board of Managers may exempt a Lender from the provisions of this Section 9.5 upon receipt of an opinion of counsel that other Members will not suffer any material negative affects as a consequence of such Lender's owning Units.

              (e) If any provision of this Section 9.5 or any application thereof is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE 10
                           DISSOLUTION AND TERMINATION

         10.1. Events of Dissolution.

              (a) In accordance with Section 18-801 of the Act, and the provisions therein permitting this Agreement to specify the events of the Company's dissolution, the Company has perpetual existence but shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

                  (i) the vote of the Board of Managers and the Members pursuant to Sections 6.2(b) and (e) hereof;

                  (ii) the entry of a decree of judicial dissolution under
Section 18-802 of the Act, or

                  (iii) the sale of all or substantially all of the Properties of the Company.

         The death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause the dissolution of the Company except to the extent specified above in this Section 10.1(a).

              (b) Dissolution of the Company shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

         10.2. Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied, first, as required by Section 18-804(a)(1) of the Act, and then in the manner, and in the order of priority, set forth in Article 5. Notwithstanding anything herein to the contrary, in the event the Company is liquidated within the meaning of Treasury Regulation
Section 1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Company liquidates or, if later, within ninety
(90) days of the date of such liquidation. Distributions may be made to a trust for the purposes of an orderly liquidation of the Company by the trust in accordance with the Act.

         10.3. Gain or Losses in Process of Liquidation. Any gain or loss on the disposition of Company Property in the process of liquidation shall be credited or charged to the Capital Accounts of Members in accordance with the provisions of Article 4. Any property distributed in-kind in the liquidation shall be valued and treated as though the property were sold at its fair market value and the cash proceeds were distributed. The difference between the fair market value of property distributed in kind and its Book Value shall be treated as a gain or loss on the sale of such property and shall be credited or charged to the Capital Account of Members in accordance with Article 4; provided, that no Member shall have the right to request or require the distribution of the assets of the Company in kind.

         10.4. Procedural and Other Matters.

              (a) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 10.4(b), the Persons winding up the affairs of the Company may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the business of the Company, dispose of and convey the property of the Company, discharge or make reasonable provision for the liabilities of the Company, and distribute to the Members any remaining assets of the Company, in accordance with this Article 10 and all without affecting the liability of Members and Managers and without imposing liability on a liquidating trustee.

              (b) The Certificate may be canceled upon the dissolution and the completion of winding up of the Company, by any Person authorized by the Board of Managers to cause such cancellation in connection with such dissolution and winding up.

                                   ARTICLE 11
                         APPOINTMENT OF ATTORNEY-IN-FACT

         11.1. Appointment and Powers.

              (a) Each Member hereby irrevocably constitutes and appoints the Secretary with full power of substitution, as his, her or its true and lawful attorney-in-fact, with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including, without limitation, the following: (i) the Certificate;
(ii) all other certificates and instruments and amendments thereto that the Board of Managers deems appropriate to qualify or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business; (iii) all instruments that the Board of Managers deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement;
(iv) all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution and termination of the Company; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; (vi) any and all documents necessary to admit Members to the Company, or to reflect any change or Transfer of a Member's Units, or relating to the admission or increased Capital Contribution of a Member; (vii) any amendment or other document to be filed as referenced in Section 3.1; and
(viii) all other instruments that may be required or permitted by law to be filed on behalf of or relating to the Company and that are not inconsistent with this Agreement.

         The authority granted by this Section 11.1 is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of the Member who granted it; may be exercised by a signature for each Member or by a single signature of any such Person acting as attorney-in-fact for all of them; and shall survive the Transfer by a Member of the whole or any portion of his, her or its Units.

         11.2. Presumption of Authority. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by such Person acting as attorney-in-fact, is authorized, regular and binding, without further inquiry.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

         12.1. Notices.

              (a) Except as otherwise provided in this Agreement or in the Bylaws, any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by U.S. mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

              (b) All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

              (c) All such notices, demands and requests shall be addressed as follows: (i) if to the Company, to its principal place of business, as set forth in Article 2 hereof, and (ii) if to a Member, to the address of such Member listed on the Company's Member register.

              (d) By giving to the other parties written notice thereof, parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt or refusal by the other parties of such notice and each shall have the right to specify as its address any other address.

         12.2. Word Meanings. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to the subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         12.3. Binding Provisions. The covenants and agreements contained herein shall be binding upon, and insure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

         12.4. Amendment, Modification, and Interpretation. Except with respect to those provisions of this Agreement which may be modified by the Board of Managers alone, this Agreement may be amended, modified, or supplemented upon receiving the affirmative Consent of more than fifty percent (50%) in interest of each of the Preferred Units (voting as a class) and the Common Units (voting as a class); provided, however, that once the Preferred Units have been completely redeemed and liquidated, the Consent of the Preferred Units as a class shall terminate and no longer be applicable. Notwithstanding anything to the contrary contained herein, the Bylaws may be amended by the affirmative vote of a majority of all members of the Board of Managers as provided in the Bylaws without any further vote, consent or approval of any Member or other Person. The Board of Managers shall have the authority and power to reasonably interpret this Agreement and Bylaws, and may resolve actual or perceived ambiguities therein or herein as it reasonably determines.

         12.5. Waiver. The waiver by any party hereto of a breach of any provisions contained herein shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

         12.6. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to such state's laws concerning conflicts of laws. In the event of a conflict between any provisions of this Agreement and any nonmandatory provisions of the Act, the provision of this Agreement shall control and take precedence.

         12.7. Severability of Provisions. Each provision of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

         12.8. Headings. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof.

         12.9. Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

         12.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         12.11. Entire Agreement. This Agreement and the Exhibits constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements, oral or written, among the parties.

         12.12. Arbitration. If there is a dispute between any party to this Agreement (including any party hereof pursuant to Section 18-101(7)(a) of the Act) relating to or arising out of this Agreement, the dispute shall be submitted to the American Arbitration Association for arbitration in Sacramento, California. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be born equally by the parties. Each party shall bear and pay the cost of its own attorney's fees. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law. The decision of the American Arbitration Association shall be binding on the parties. The parties hereby consent to the personal jurisdiction and venue in the courts in Sacramento, California. Should any dispute or claim arise that is not subject to arbitration as set forth above, then all parties waive any rights they may have to a jury trial.

         IN WITNESS WHEREOF, all Persons becoming Initial Members as of the Effective Date; all Persons thereafter who become Additional Members; all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 2.8:

                                      By:
                                         -----------------------------------
                                         Name:  Gayle M. Ing
                                         Title:  Secretary/Attorney-In-Fact

                                INDEX OF EXHIBITS

Exhibit A.........         Bylaws of JCM Partners, LLC

Exhibit B.........         Certificate of Formation

Exhibit C.........         Transfer Application

Exhibit D.........         Transfer Instructions

Exhibit E.........         Unit Certificate